Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Main Street Small Cap Fund:

We consent to the use of our report dated June 16, 2015, with respect to the financial statements and financial highlights of Oppenheimer Main Street Small Cap Fund as of April 30, 2015, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

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KPMG LLP

Denver, Colorado
August 24, 2015